CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form S-8 of our report, which includes an explanatory paragraph for the Company's change in its method of accounting for income taxes as of February 1, 1993, dated March 14, 1995 on our audits of the consolidated financial statements and financial statement schedule of Churchill Downs Incorporated as of December 31, 1994, December 31, 1993 and January 31, 1993 and for the year ended December 31, 1994, for the eleven-month period ended December 31, 1993, and for the year ended January 31, 1993, which report is included in Item 8 of the Annual Report on Form 10-K filed March 31, 1995 (File No. 0-1469).


/s/ Coopers & Lybrand, L.L.P.
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COOPERS & LYBRAND, L.L.P.
Louisville, Kentucky
July 17, 1995